August 1, 2024
Jonathan Gear
[ADDRESS REDACTED]
Dear Jonathan:
This letter agreement (“Agreement”) outlines the terms of the agreement between you and the Clarivate group of companies and their affiliated or related organizations (the “Company”) regarding your transition to a non-executive employment role and subsequent termination of employment.
We have agreed to the following:
▪Transition: From now through August 9, 2024 (the “Transition Date”), you will remain employed with the Company as Chief Executive Officer and will work with the Board of Directors of the Company (the “Board”) and the Company’s executive officers to help facilitate a smooth transition of responsibilities.
Effective as of the Transition Date, you will continued to be employed by the Company for a period beginning on the Transition Date and ending on November 1, 2024 (such date, the “Separation Date”)). During this time, your services will consist of such services, and shall be provided at such times, as may be required from time to time by the Board or the interim Chief Executive Officer of the Company, including providing transition services.
In connection with entering into this Agreement, you acknowledge and agree that, effective as of the Transition Date, you will automatically resign from all your director and officer positions of the Company, including your position as Chief Executive Officer of the Company and as a member of the Board, and that you will execute such further documents and instruments as may be reasonably necessary or appropriate to effectuate such resignations. Effective as of the Transition Date, you will not be an “executive officer” of the Company for the purposes of the rules and regulations of the U.S. Securities and Exchange Commission or an “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.
▪Salary and Benefits: From now through the Separation Date, you will continue to receive your current annual base salary of $900,000, paid in accordance with the Company’s normal payroll practices and applicable withholdings. You will continue to receive benefits, as elected by you, from the Company.
To the extent you are enrolled in the Company’s medical, dental, vision and/or health savings account as of the Separation Date, your enrollment in these plans will end on the last day of the month that includes the Separation Date. All other applicable employee benefits including, without limitation, participation in the following Company plans shall continue until the Separation Date: 401(k) plan, dependent care flexible spending account, health care flexible spending account, life insurance, short- and long-term disability, management incentive and any paid time off programs on the first day of the month following the Separation Date. After the Separation Date, you will not be entitled to receive any employee benefits, except for group health coverage continuation in accordance with COBRA and 401(k) benefits, if any, and the Separation Benefits outlined below.
▪Separation Benefits: Subject to your compliance with your obligations under this Agreement (including, for the avoidance of doubt, any of the Restrictive Covenants (as defined below)) and provided you execute (and do not subsequently revoke) (x) the release included on Attachment A hereto (the “Release”) and (y) the Bring-Down Release (as defined on Attachment A), in each case in accordance with the time periods required therein , the Company will provide you with the following payments and benefits (collectively, the “Separation Benefits”):
•Severance: You will receive a lump sum payment of $3,375,000 (equivalent to eighteen (18) months’ of annual base salary and bonus at target under the Annual Incentive Plan (the “AIP”) regardless of Company performance), less applicable deductions and withholdings, within thirty (30) days of the Bring-Down Release Effective Date (as defined in the Release) (and, in no event later than March 15th of the calendar year following the Separation Date).
•Additional Cash Payment: In addition to the payments and benefits above, in recognition of the restructuring of the Company into three end-market segments, you will receive a one-time lump sum cash payment of $1,000,000, less applicable deductions and withholdings, within thirty (30) days of the Bring-Down Release Effective Date (and, in no event later than March 15th of the calendar year following the Separation Date).
•2024 Bonus: You will receive a cash payment equal to your target bonus under the AIP for plan year 2024, pro-rated based on the time elapsed between the beginning of such plan year and the Separation Date, less applicable deductions and withholdings, within thirty (30) days of the Bring-Down Release Effective Date (and, in no event later than March 15th of the calendar year following the Separation Date). You acknowledge and agree you will be ineligible to receive an AIP bonus for plan year 2025 or any subsequent plan year.
•COBRA Payment: The Company will provide a payment to you for the average monthly amount based on your then current benefits election, of eighteen (18) months of COBRA costs in one lump sum, less applicable deductions and withholdings, within thirty (30) days of the Bring-Down Release Effective Date (and, in no event later than March 15th of the calendar year following the Separation Date). This lump sum will be calculated on your then current elections and 2024 COBRA rates. The lump sum payment described in this subparagraph will be referred to as the “COBRA Reimbursement Amount.” The COBRA Reimbursement Amount will be paid to you using the same method you have elected as of the Separation Date to receive your regular paychecks from the Company. You will receive additional information regarding COBRA and other benefits under separate cover.
•Equity: From now until the Separation Date, any outstanding equity grants will remain subject to the vesting and forfeiture rights and obligations in the Plan and any equity award agreement(s) you may have signed. Except as otherwise noted in this subparagraph, all unvested restricted stock units (“RSUs”) or performance stock units (“PSUs”) granted under Company’s Incentive Award Plan (the “Plan”) will be forfeited on the Separation Date. Notwithstanding the foregoing, and notwithstanding your separation from employment on the Separation Date:
▪The following unvested and outstanding RSUs will vest and be settled on the fifteenth (15th) day of the month that is immediately after the month of the Bring-Down Release Effective Date (and, in no event later than March 15th of the calendar year following the Separation Date): 50,542 unvested RSUs with respect to a new-hire grant originally granted on July 15, 2022, 78,219 unvested RSUs originally granted on July 15, 2022, 109,457 unvested RSUs originally granted on March 1, 2023 and 177,053 unvested RSUs originally granted on March 15, 2024.
▪The following unvested and outstanding PSUs (at target) will remain outstanding and eligible to vest subject to achievement of the applicable performance metrics and be settled within 60 days of the Determination Date (as defined in the applicable award agreement governing such PSUs): 234,657 unvested PSUs originally granted on July 15, 2022 and 492,556 unvested PSUs originally granted on March 1, 2023. In determining achievement of the applicable performance metrics, you shall be treated no less favorably than active employees holding comparable PSUs.
▪Expenses: The Company will reimburse you for any authorized business expenses incurred through the Separation Date, provided they were incurred and submitted in a timely manner and otherwise in accordance with the Company’s policy. For so long as you receive taxable income from the Company, the Company will pay for the preparation of any tax filing by you in the United Kingdom, consistent with the Company’s policy with respect to UK taxation for executive officers and in your role as a director (including, if applicable, any taxes arising from such payment).  If you are subject to any incremental tax liability that is not offset by a U.S. foreign tax credit, the Company will provide you with a tax equalization payment in an amount equal to such tax liability (and any taxes on such payment), provided that you provide any reasonably requested back-up information to the Company or its tax preparers.
▪Restrictive Covenants: You acknowledge and agree that you are, and will remain, subject to your Non-Competition and Non-Solicitation Agreement, Confidential

Information and Invention Assignment Agreement and the restrictive covenants set forth in your equity award agreements (collectively, the “Restrictive Covenants”).
▪Remedies: In addition to any other remedies the Company may have, the Company’s obligations under this Agreement shall terminate if you breach any of the provisions of this Agreement (including any of the Restrictive Covenants) in a material respect. If, prior to the Separation Date, you voluntarily terminate or give notice of your intent to voluntarily terminate your employment or service with the Company (other than for Good Reason (as defined under the letter agreement between you and the Company dated July 6, 2022 (the “Offer Letter”)), or are terminated for Cause (as defined in the Offer Letter), you will be ineligible to receive the Separation Benefits or any other benefits under this Agreement or the Offer Letter.
In addition to any other remedies the Company may have, if, following the Separation Date, the Company discovers or otherwise learns of a serious conduct or performance issue(s) that would have provided the Company with Cause to terminate your employment effective immediately if you were still employed by the Company, you acknowledge and agree that, to the extent not already received, you will forfeit all benefits provided to you under this Agreement, including the Separation Benefits, and any amounts or benefits already paid or received by you under this Agreement shall, upon written request by the Company, become immediately repayable to the Company.
In consideration for the payments and benefits described herein, you agree to the following:
▪Executing Agreement: You agree to execute and return this Agreement within fourteen (14) days of the date of this letter and execute and return Attachment A within the Consideration Period defined in the Release. If you do not execute and return both this Agreement and Attachment A by the designated deadlines, and/or if you revoke your acceptance of the Release in Attachment A, this Agreement and your eligibility for a Separation Benefits, as well as any severance benefits under the Offer Letter will be deemed to be automatically withdrawn and of no legal effect.
▪Confidentiality: You agree to treat as confidential and not disclose the terms, contents, or execution of this Agreement or Attachment A, except as required by law, other than to your spouse, legal counsel, or tax advisor, with the understanding that s/he will maintain its confidentiality. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment, as more specifically set forth in Section 5 (Protected Rights) of the Release.
▪Clawback Policies. Further, you agree and acknowledge that you shall be subject to the Clarivate Plc Executive Compensation Recoupment Policy and the Clarivate Plc Detrimental Conduct Compensation Recoupment Policies (together, the “Clawback Policies”), in each case subject to the terms and conditions thereof and, accordingly, any Covered Compensation (as defined in the Clawback Policies) may be subject to forfeiture and/or recoupment in accordance with the terms of such applicable Clawback Policy.

▪Entire Agreement: This Agreement represents the entire agreement of the parties about the subject matter hereof, and may not be contradicted by evidence prior, contemporaneous, or subsequent oral agreements of the parties. Any modifications of the terms of this Agreement must be made in writing and signed by all parties to the Agreement. All prior understandings relating to the subject matter of this Agreement, whether oral or written, are hereby superseded by this Agreement other than any documents expressly referenced in this Agreement, defined in Attachment A, or incorporated herein by reference. For the avoidance of doubt, other than the payments and benefits described in this Agreement, you will not be entitled to any other payments or benefits, including without limitation under the Offer Letter or the Executive Severance Plan of Clarivate Plc, effective June 30, 2021. Notwithstanding anything contained herein to the contrary, this Agreement and the Release shall not supersede, but shall supplement and, where applicable, incorporate and extend, any prior confidentiality, non-competition and non-solicitation agreements and provisions (including, without limitation, the Restrictive Covenants) entered into between you and the Company (and any other nondisclosure or other confidentiality agreement or provision, including those contained in any bonus, stock grant or other incentive program plan of any kind), and such obligations shall continue in full force and effect.
Please execute and return this Agreement within fourteen (14) days to Melanie Margolin at Melanie.Margolin@Clarivate.com.
Let me take this opportunity to express my personal thanks for your services and support and to wish you every success in your future endeavors.
Sincerely,

/s/ Andrew M. Snyder

Andrew M. Snyder
Chair of the Board of Directors
Clarivate Plc
Accepted and Agreed by:

/s/ Jonathan Gear

Name: Jonathan Gear
Date: 1 August, 2024

Attachment “A”
Release & Separation Terms
Pursuant to the Agreement to which this Release & Separation Terms (the “Release”) is attached, you hereby agree as follows:
1.Release: In consideration for the payments and benefits described herein and within the Agreement, on behalf of yourself, your predecessors, heirs, executors, administrators, successors and assigns, you hereby irrevocably and unconditionally release and discharge the Company (as that term is defined in the Agreement) and its and their past, present, and future parents, subsidiaries, branches, divisions, and affiliates, and its and their past, present, and future shareholders, employees, officers, directors, agents, representatives, fiduciaries and attorneys, individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, suits, debts, claims, liabilities, demands, costs, expenses, attorneys’ fees, damages, indemnities and obligations of any kind or nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, foreseeable and unforeseeable, which have existed or may have existed, or which do exist, at any time prior to and including the date on which you sign this Release, other than any claims that cannot lawfully be waived. This release includes, but is not limited to, any claims related to your employment with the Company, including, but not limited to, any claims under federal, state or local fair employment laws or practices or other employee relations statutes and amendments, including without limitation the Civil Rights Acts of 1866 and 1991, Title VII of the Civil Rights Act of 1964 as amended, the Lilly Ledbetter Fair Pay Act of 2009, 42 U.S.C. § 1981, Section 503 of the Rehabilitation Act of 1973, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act or the Americans with Disabilities Act Amendments Act, the Family and Medical Leave Act, as allowed by law, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, and all amendments of any of these laws, the Colorado Anti-Discrimination Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Overtime and Minimum Pay Standards Order, the Colorado Healthy Families and Workplaces Act, Colorado FAMLI, any claims arising under the Worker Adjustment and Retraining Notification Act (“WARN”), and any applicable state laws that provide for benefits similar to WARN, any claims pursuant to any other federal, state or local statutes, regulations, ordinances or executive order including providing for the recovery of attorneys’ fees or costs (and any and all amendments to the foregoing laws); any claims based on any rule, common law or public policy; any claims based in contract, whether oral or written, express or implied; any claims based in tort or other common-law theories, including claims for wrongful or retaliatory discharge; any practice, handbook or manual of the Company, or any other obligation, in each case to the extent allowed by law. You confirm and acknowledge that the Release and Agreement reflects any and all separation, severance, bonus, compensation, and/or other payments to which you are entitled under any applicable plan, agreement or practice.
Further, you understand that this Release does not constitute an admission of liabilities on the part of the Released Parties, by whom any liability is expressly denied.
This Release does not affect or limit my rights to any benefits to which you may otherwise be entitled pursuant to (i) any relevant 401(k) savings and/or health and welfare plans (if any); (ii) workers’ compensation or unemployment insurance; (iii) my entitlement to indemnification for liabilities incurred in the execution of my duties to the Company; or (iv) as set forth in the Agreement, the Plan or any grant agreement(s) you have signed.
You acknowledge that you have no knowledge of any medical or other facts that would give rise to a claim for workers’ compensation benefits with respect to your employment with the Company, and further acknowledge and agree that, as it relates to your employment with the Company, the Company has complied in all respects with its obligations under the Family Medical Leave Act, the Fair Labor Standards Act. and all Colorado laws pertaining to wage and hour requirements.
2.Return Company Property: Subject to Section 5 (Protected Rights), you will return all materials, equipment and/or property of the Company, including all confidential information and trade secrets, and will not retain any copies upon the Separation Date.
3.Reasonable Cooperation: Following the Separation Date, you agree to make yourself reasonably available to cooperate in good faith with the Company regarding subpoenas, investigations, litigation, arbitration, government inquiries, or any other proceedings/claims made against the Company. The Company will reimburse you for reasonable travel costs related to such participation.
4.Post-Employment Obligations:
i.You re-acknowledge and reaffirm the confidentiality, non-disclosure and employee invention and assignment obligations set forth in your signed Clarivate Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”).
ii.You re-acknowledge and reaffirm your non-solicitation (of both customers and employees) and non-compete obligations outlined in your Non Competition and Non-Solicitation Agreement (“Non-Compete Agreement”).

iii.You acknowledge and re-affirm your non-solicitation (of both customers and employees), non-compete obligations and nondisparagement obligations outlined in any equity award agreement(s) you may have signed;
iv.You agree that you will not engage in any disparagement of the Company and will refrain from making any adverse, false, negative, or critical statements, implied or expressed, concerning the Company or the Released Parties. The Company agrees to take all reasonable efforts to ensure its executive leadership and/or board members do not make any statements about you to any third parties that would in any manner damage your business or personal reputation.
v.In addition to any remedies the Company may have in law or in equity, you will forfeit all benefits under the Agreement and Release in the event you engage in any of the activities prohibited by the paragraphs related to post-employment obligations, and you may be obligated to repay the Company for any benefits previously paid under this Agreement.
5.Protected Rights: Nothing in this Agreement or otherwise, including the release of claims clause, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, from filing a claim or assisting with an investigation directly with, or from otherwise communicating with a self-regulatory authority or a government agency or entity, including the U. S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Company may not retaliate against the you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment you might become entitled to from the Regulators (subject to the following paragraph). You do not need the prior authorization of the Company to engage in such communications with Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators. or make any such reports or disclosures to the Regulators. You are not required to notify the Company that you have engaged in such communications with the Regulators.
Further, nothing in this Agreement or otherwise shall interfere with your right to file a charge of discrimination or unfair labor practice with or cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment or labor Regulator. However, the consideration provided by this Agreement shall be the sole relief provided to you and you agree to waive any monetary benefits or recovery against the Company in connection with any such charge, claim or proceeding without regard to who has brought such charge, claim or proceeding.
Pursuant to the Defend Trade Secrets Act of 2016, you and the Company acknowledge and agree that you will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.
6.Tax Treatment: To the maximum extent permitted under all applicable law, the parties intend that this Agreement will be interpreted and administered to be exempt from or conform to the requirements of Internal Revenue Code Section 409A (“Section 409A”). The Agreement is intended to be exempt from or comply with the provisions of Section 409A so as to prevent the imposition of tax pursuant to Section 409A and shall be interpreted and/or amended to avoid a violation of Section 409A. However, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement including, without limitation, under the Internal Revenue Code and/or any other federal, state, municipal, local or foreign laws, including Section 409A. You shall be solely responsible for all taxes that result from any payments due to you under this Agreement.
7.Governing Law: Subject to Section 5 (Protected Rights), the laws of the State of Colorado will apply to any dispute concerning this Agreement (determined without regard to the choice of law provisions thereof or the choice of law provisions of any other jurisdiction that would cause the application of any other law than that of the State of Colorado). Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the PostEmployment Obligations as defined in Section 4, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. The Post-Employment Obligations referenced herein shall be interpreted and enforced in accordance with the terms contained in Section 4, the Confidentiality Agreement and/or the Non-Compete Agreement.
8.Material Breach: You will forfeit all payments and benefits under this Agreement if you materially breach any of the terms of this Agreement. To the extent a payment has already been made, you may be asked to repay payments already made in connection with this Agreement.

9.Acknowledgement of Rights and Waiver of Claims under the Age Discrimination in Employment Act (the “ADEA”):
In connection with your release of claims under the ADEA, you further acknowledge that:
i.You have read and understand this Release in its entirety and have waived your ADEA claims knowingly and voluntarily in exchange for the benefits set forth in the Agreement that you would not otherwise have been entitled to receive;
ii.By giving you this Release, the Company advised you in writing that you may consult with an attorney before signing this Release;
iii.Your execution of this Release has not been forced by any employee or agent of the Company and you have had adequate time outside of the presence of any Company representative to consider its terms;
iv.You have had an opportunity to engage counsel and to have counsel review, explain and advise you as to the terms of the Release subsequent to receiving the Release;
v.The Company has given you up to forty-five (45) days from the date of the Agreement to consider this Release (the “Consideration Period”);
vi.As set forth in Schedule A hereto, you have been advised in writing by the Company of the class, unit, or group of individuals covered by the reduction in force, the eligibility factors for the reduction in force, and the job titles and ages of all individuals who were and were not selected;
vii.You understand that you may execute this Release at any time within the Consideration Period (the “Acceptance Date”). If you choose not to execute this Release within the Consideration Period, you understand that you will forfeit the right to receive the Separation Benefits and other benefits provided in the Agreement. You agree that if there are any changes to the terms of the Release, whether material or immaterial, such changes will not restart the running of the Consideration Period; and
viii.You further understand that you may revoke your acceptance of this Release after signing it by delivering a written notice of your decision to revoke within seven (7) calendar days after the Acceptance Date (the “Revocation Period”). You also understand that your written revocation must be sent to Melanie Margolin at Melanie.Margolin@Clarivate.com and that this Release and your right to receive the Separation Benefits and other benefits outlined in the Agreement shall be forfeited if you revoke your signature within the seven (7) calendar day Revocation Period. You acknowledge and agree that this Release shall become effective on the first day after the seven (7) calendar day Revocation Period (the “General Release Effective Date”).
10.Bring-Down Release: You hereby agree to re-execute this Release and confirm all terms and conditions thereof within forty-five (45) days of the Separation Date (the “Bring-Down Consideration Period”) by signing the second signature line hereto and providing such executed Release in the manner set forth below (the “Bring-Down Release”). You understand that you may execute the Bring-Down Release at any time within the Bring-Down Consideration Period (the “Bring-Down Acceptance Date”). You may revoke the Bring-Down Release after signing it by delivering a written notice of your decision to revoke within seven (7) calendar days after the Bring-Down Release Acceptance Date (the “Bring-Down Revocation Period”). You also understand that your written revocation must be sent to Melanie Margolin at Melanie.Margolin@Clarivate.com and that this Bring-Down Release and your right to receive the Severance Benefits and other benefits outlined in the Agreement conditioned thereon shall be forfeited if you revoke your signature within the seven (7) calendar day Bring-Down Revocation Period. You acknowledge and agree that this Bring-Down Release shall become effective on the first day after the seven (7) calendar day Bring-Down Revocation Period (the “Bring-Down Release Effective Date”).
BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTOOD THE TERMS AND CONDITIONS OF THIS RELEASE, AND THAT I AM GIVING UP ANY RIGHT I MIGHT HAVE TO BRING A CLAIM AGAINST THE COMPANY, INCLUDING CLAIMS FOR AGE DISCRIMINATION. I ALSO UNDERSTAND THAT I WOULD NOT RECEIVE THE BENEFITS HEREIN IF I DID NOT KNOWINGLY AND VOLUNTARILY ENTER INTO THIS AGREEMENT. I FURTHER STATE THAT I AM SIGNING THIS AGREEMENT AND RELEASE COMPLETELY WILLINGLY AND VOLUNTARILY, AND THERE IS NO MEDICAL OR OTHER CONDITION THAT WOULD PREVENT ME FROM DOING SO.
I acknowledge and agree that I must return an executed copy of this Release to Melanie Margolin at Melanie.Margolin@Clarivate.com.
Accepted and Agreed by:

/s/ Jonathan Gear

Name: Jonathan Gear
Date: 1 August, 2024

BRING-DOWN RELEASE

The Release and the terms and conditions thereof are ratified and confirmed as of the Separation Date.

Accepted and Agreed by:

Name:
Date:

Schedule A

This program provides severance benefits and is being offered to certain employees of the Company as selected by the Company in its sole discretion. The decisional unit of employees considered for participant in this program was comprised of the Company’s executive officers.
Individuals in the Same Job Class, Unit or Group Who are Not Being Terminated

Job Title	Age
Executive Vice President and Chief Financial Officer	45
President, Life Sciences & Healthcare	52
Executive Vice President and Chief Legal Officer	52
President, Intellectual Property	58
President, Academia and Government	52
Executive Vice President and Chief Information Officer	59

Individuals in the Same Job Class, Unit or Group Who are Being Terminated

Job Title	Age
Chief Executive Officer	53
Executive Vice President and Chief People Officer	62